Exhibit 5.1

A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATION

Andrew E. Katz A Professional Corporation (310) 312-3738 Phone (310) 231-8408 Fax aek@msk.com

June 14, 2007

Via Edgar

Securities and Exchange

450 5th Street, N.W.

Judiciary Plaza

Washington, DC 20549

UPFC Auto Financing Corporation

860 W. Airport Freeway, Suite 702

Hurst, Texas 76054

Re:	UPFC Auto Receivables Trust 2007-A

Ladies and Gentlemen:

We have acted as legal counsel for UPFC Auto Financing Corporation (the “Registrant”), a Texas corporation, in connection with the offering of $250,000,000 Automobile Receivables Backed Notes, Series 2007-A (the “Notes”) issued by UPFC Auto Receivables Trust 2007-A (the “Trust”) pursuant to a prospectus dated February 5, 2007, as supplemented by a prospectus supplement dated June 5, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively, the “Prospectus”).

A registration statement (the “Registration Statement”) on Form S-3 (Commission File No. 333-140138), including a related base prospectus and forms of prospectus supplements, relating to the offering and sale of the Notes has been filed with the Securities and Exchange Commission (the “Commission”) for the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), and was declared effective on February 5, 2007.

The Notes will be obligations of the Trust secured by the assets of the Trust. As set forth in the Prospectus, the Notes will be issued pursuant to the Indenture dated as of June 1, 2007 (the “Indenture”), between the Trust and Deutsche Bank Trust Company Americas.

In our capacity as counsel for the Registrant and for purposes of this opinion, we have made those examinations and investigations of the legal and factual matters we deemed advisable, and have examined the originals, or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments which we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation,

11377 West Olympic Boulevard, Los Angeles, California 90064-1683
Phone: (310) 312-2000 Fax: (310) 312-3100 Website: WWW.MSK.COM

June 14, 2007

upon certificates provided by public officials and officers of the Company as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

The Notes, when executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters as to the Notes issued by the Trust pursuant to the underwriting agreement among the Underwriters, the Registrant and United Auto Credit Corporation, will constitute legal, valid and binding obligations of the Trust, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws, provisions or principles now or hereafter in effect affecting the enforcement of creditors’ rights generally and except that no opinion is expressed as to the availability of remedies of specific performance, injunction or other forms of equitable relief, all of which may be subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any such proceeding may be brought.

We consent to the filing of this opinion as an exhibit to the Registrant’s current report on Form 8-K dated June 14, 2007 and with, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP

MITCHELL SILBERBERG & KNUPP LLP